Exhibit 99.1

June 18, 2004

CALIFORNIA STEEL INDUSTRIES, INC.

ANNOUNCES AN EXTENSION OF THE EXPIRATION DATE FOR

THE EXCHANGE OFFER OF ITS

6 1/8% SENIOR NOTES DUE 2014

ISSUED ON MARCH 22, 2004

WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

($150,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

6 1/8% SENIOR NOTES DUE 2014

(REGISTERED UNDER THE SECURITIES ACT OF 1933)

FONTANA, CA – June 18, 2004 — California Steel Industries, Inc. (“California Steel” or “the Company”) announced today that it has extended the expiration date for the exchange offer to exchange its 6 1/8% Senior Notes due 2014 issued on March 22, 2004 which have not been registered under the Securities Act of 1933 ($150,000,000 aggregate principal amount outstanding) for 6 1/8% Senior Notes due 2014 (registered under the Securities Act of 1933).

The exchange offer was scheduled to expire at 5:00 p.m., New York City time, on Friday, June 18, 2004, and has been extended to 5:00 p.m., New York City time, on Wednesday, June 23, 2004 (the “Extended Expiration Date”).

Holders who validly tender their unregistered notes by the Extended Expiration Date will receive exchange notes, the terms of which are substantially similar to the terms of the unregistered notes, except that the exchange notes have been registered under the Securities Act of 1933, and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer.

The exchange offer is subject to the satisfaction of certain conditions. The terms of the exchange offer are described in the Company’s Offer to Exchange and Prospectus dated May 18, 2004, copies of which may be obtained from U.S. Bank, the exchange agent for the offer. Questions regarding the exchange offer may be directed to U.S. Bank, Corporate Trust Services, at (213) 615-6023.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The offer to exchange is being made solely by the Offer to Exchange and Prospectus dated May 18, 2004.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, galvanized coil and sheet and electric resistant weld pipe.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports filed with the Securities and Exchange Commission.